Exhibit 99.1

      Southwest Water Increases Common Stock Cash Dividend 10%,
                      Declares 5% Stock Dividend

    LOS ANGELES--(BUSINESS WIRE)--Nov. 11, 2005--Southwest Water Company (Nasdaq:SWWC) today announced that its board of directors increased the company's common stock cash dividend by 10 percent, to $0.055 from $0.05 per share, and declared a quarterly cash dividend of $0.65625 per share on the company's Series A preferred stock. The cash dividends will be paid on January 20, 2006, to stockholders of record on December 30, 2005.
    In addition, the board declared a 5 percent common stock dividend, payable on January 20, 2006, to stockholders of record on January 2, 2006. Cash will be paid in lieu of fractional shares based on the closing price of the stock on January 20, 2006.
    Anton C. Garnier, Southwest Water chairman and chief executive officer, said, "These actions reflect our Board's continuing confidence in the company's long-term business outlook. The cash and stock dividends will reward our current stockholders, and the stock dividend will increase the stock's liquidity."

    Southwest Water Company provides a broad range of operation, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. Approximately two million people from coast to coast depend on Southwest Water for high-quality, reliable service. Additional information may be found on the company's Web site: www.swwc.com.

    CONTACT: Southwest Water Company
             Cheryl L. Clary, 213-929-1800
             www.swwc.com
             or
             PondelWilkinson Inc.
             Cecilia Wilkinson or Robert Jaffe, 310-279-5980 www.pondel.com